UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): September 18, 2008

Etelos, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-31081	77-0407364
(State or Other Jurisdiction	(Commission File	(IRS Employer Identification
of Incorporation)	Number)	No.)

1900 O’Farrell St., Suite 320, San Mateo, California

(Address of Principal Executive Offices)

Registrant’s Telephone Number, Including Area Code: (425) 458-4510

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On September 18, 2008, the employment of Jeffrey L. Garon as president and chief executive officer of Etelos, Inc., a Delaware corporation, referred to as “we”, “our”, “us” or the “Company” in this report, was terminated effective that date.  Mr. Garon served as president and chief executive officer under an employment agreement we entered into with him on August 11, 2007.

Effective September 18, 2008, we appointed Daniel J.A. Kolke as our interim chief executive officer.  Mr. Kolke, age 37, who will continue to serve chairman of our board of directors and as our chief technology officer, founded the Company in May 1999.  It is his vision and energy as the key architect that has driven development of the Etelos Ecosystem.

Effective September 22, 2008, Larry DeBower resigned from our board of directors. Mr. DeBower will remain a consultant to the Company.

Effective September 24, 2008, we appointed Robert L. Thordarson to our board of directors.  Mr. Thordarson, age 42, brings 15 years of direct entrepreneurial experience to the Company, primarily in the ideation, funding, launch and growth of startups within the Telecommunications and Web Services marketplace. He is founder and chief executive officer of BluCapp, a Web services startup, Co-Founder of Cequint, Inc. a software company revolutionizing mobile Caller ID services and President of TechFaith America, a mobile handset ODM headquartered in Beijing (CNTF) and expanding reach to North America. He was formerly chief executive officer and Co-Founder of Consumerware, a telecommunications device design and manufacturing company focused on developing consumer products for North America’s largest telecommunications carriers. Mr. Thordarson brings hands-on operational and development experience to building companies, business and partner development, managing diverse and distributed teams and channel marketing. Mr. Thordarson studied Economics at the University of Washington.

A copy of the press release announcing the items described above is attached as Exhibit 99.1 to this report and is incorporated herein by this reference.

Item 9.01.   Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
99.1	Press release issued on September 24, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 24, 2008	ETELOS, INC.

	BY:	/s/ Daniel J.A. Kolke
Daniel J.A. Kolke
Chief Executive Officer